KEVIN M. PRONGAY
EUGENE MIKOLAJCZYK
JON W. BORDERUD
PRONGAY & MIKOLAJCZYK
881 Alma Real Drive, Suite 211
Pacific Palisades, CA  90272
Telephone: (310) 573-3600

MARK C. RIFKIN
GREENFIELD & RIFKIN
344 W. Lancaster Avenue
Haverford, PA  19041
Telephone: (610) 649-3900

Co-Lead Counsel for Class Plaintiffs

[Names of Additional Counsel
 Appear on Signature Page]



                      IN THE UNITED STATES DISTRICT COURT

                    FOR THE CENTRAL DISTRICT OF CALIFORNIA

                               WESTERN DIVISION


In Re AST Research Securities      )  MASTER FILE
Litigation                         )  NO. CV 94-1370 SVW (SHx)
                                   )
___________________________________
                                   )  CLASS ACTION
                                      ------------
This Document Relates to:          )
                                   )
All Actions                        )  DATE:  August 28, 1995
                                   )  TIME:  3:00 p.m.
                                   )  COURTROOM:  Honorable
                                   )    Stephen V. Wilson
                                   )
___________________________________



                           STIPULATION OF SETTLEMENT
                           -------------------------

     This Stipulation of Settlement (the "Stipulation"), dated as of August 16, 1995, is made and entered into by and among the following parties (as defined further in Section (VI) hereof) to the above-entitled Litigation: (i) The Representative Class Plaintiffs (on behalf of themselves and each of the Settlement Class Members) as to the Class Claims, by and through their counsel of record in the Litigation; (ii) the Representative Derivative Plaintiff on behalf of AST Research, Inc. ("AST") as to the Derivative Claims by and through his counsel of record in the Litigation; and (iii) the Defendants, by and through their counsel of record in the Litigation. The Stipulation is intended by the Settling Parties to fully, finally and forever resolve, discharge and settle the Released Claims (as defined herein), upon and subject to the terms and conditions hereof.

I.   THE LITIGATION
     --------------

     A.  The Class Actions
         -----------------

     On and after March 3, 1994, the following actions were filed in the United States District Court for the Central District of California (the "Court") as class actions on behalf of persons who purchased AST common stock during a defined periods of time:


     Action                                   Class Period
     ------                                   ------------

Marschall v. Edwards, et al.,                 4/20/93 to 3/1/94
- ----------------------------
  Case No.CV-94-1370 SVW (SHx)

Jones v. Edwards, et al.,                     4/20/93 to 3/1/94
- ------------------------
  Case No. CV-94-1853 SVW (SHx)

Brenner v. Edwards, et al.,                   4/20/93 to 3/1/94
- --------------------------
  Case No. CV-94-6718 SVW (SHx)

Kornfeld v. Forquer, et al.,                  6/20/94 to 8/31/94
- ---------------------------
  Case No. CV-94-6572 SVW (SHx).

     The Complaints filed in the above actions, asserted violations of Sections 10(b), 20(a) and 20A of the Securities Exchange Act of 1934 (the "Exchange Act") and Rule 10b-5 promulgated thereunder, and (S)(S) 24500 and 25500 of the California Corporations Code.

     By Orders dated May 9, 1994, and September 29, 1994, the Court ordered the consolidation of all of the above-listed actions and any related actions to be consolidated and captioned In re AST Research Securities Litigation, Master File
                           ----------------------------------------
No. CV-94-1370 SVW (SHx). The foregoing actions, along with any further amendments to or consolidations involving such actions, are collectively referred to as the "Class Actions".

     By Orders filed November 10, 1994, and December 21, 1994, the Court granted the motions for class certification and certified the Class Actions for purposes of the following classes (the "Class"):

     All persons who purchased or otherwise acquired the common stock of AST Research, Inc. between April 20, 1993 and March 1, 1994, inclusive, with a subclass, for purposes of Plaintiffs claims under Cal.Corp. Code (S)(S) 25400 and 25500, defined as all persons who purchased or otherwise acquired the common stock of AST Research, Inc. in the State of California; excluding from the class and subclass the defendants named in the action, and any entity in which any defendant named in the action has a controlling interest.

                                       or

     All persons who purchased or otherwise acquired the common stock of AST Research, Inc. between June 20, 1994 and August 31, 1994, inclusive, with the exception of the defendants named in the action, the members of the immediate family of each defendant named in the action, and any entity in which any defendant named in the action has a controlling interest.

     The Court approved the form of notice to be sent to Class members. On or about February 24, 1995, and pursuant to approval by the Court, counsel for Representative Plaintiffs in the Class Actions caused to be sent to all Class members who could reasonably be identified a Notice of Pendency of Class Action ("Pendency Notice") notifying Class members of, inter
                                                                         -----
alia, the pendency of the Class Actions, the certification of the Class Actions
- ----
and the right of Class members to be excluded from the Class. Pursuant to such Pendency Notice, persons who are members of the Class have had an opportunity to request to be excluded from the Class.

     B.  The Derivative Claims
         ---------------------

     On or about July 5, 1994, counsel for Clarence Cox, a holder of AST common stock, mailed to AST's Board of Directors a so-called "demand" letter, demanding that the Company commence legal proceedings against all responsible officers and directors of AST arising out of alleged violations of the federal securities laws and California state law relating to the allegations in the Class Actions. In response thereto, on August 1, 1994, the AST Board of Directors established an Independent committee of outside, non-officer AST directors. The Independent Committee was made up of Messrs. Richard Goeglein, Del Yocam and Jack Peltason (the "Independent Committee"). Mr. Goeglein was appointed as Chairman. The Independent Committee then began meetings to consider the matters raised in the July 5, 1994 letter, and in that regard interviewed and retained John Speigel, Esq. of Minger, Tolles & Olson as counsel. The Independent Committee and its counsel then actively monitored proceedings in the Class Action litigation referrred to above. The claims related thereto are referred to as the "Derivative Claims".

     The Class Claims and the Derivative Claims are referred to collectively as the "Litigation".

II.  PRETRIAL PROCEEDINGS AND DISCOVERY IN THE LITIGATION
     ----------------------------------------------------

     Counsel for the Representative Plaintiffs have conducted extensive formal and informal discovery and investigation during the prosecution of the Litigation. This discovery and investigation has included, inter alia, (i)
                                                            ----- ----
inspection of hundreds of thousands of pages of documents produced by Defendants, and certain non-party witnesses; (ii) inspection of documents produced by numerous non-party witnesses, including banking and market analyst companies; (iii) consultation with experts; (iv) review of AST's public filings, annual reports and other public statements; and (v) research of the applicable law with respect to the claims asserted in the various Complaints and the potential defenses thereto.

     In addition, cross motions for summary judgment have been filed in the Class Actions. In connection therewith, the Court granted summary judgment as to certain defendants, and narrowed the issues for trial and against the remaining defendants. The Court also separated for trial in one action the claims asserted in the Marschall, Jones and Brenner actions, and ordered a
                       ---------  -----     -------
separate trial of the claims asserted in the Kornfeld action.
                                             --------

III.  TRIAL OF THE CLASS ACTIONS
      --------------------------

     On August 8, 1995, trial commenced in the Marschall, Jones and Brenner
                                               ---------  -----     -------
actions. At the conclusion of proceedings on August 16, 1995 (and prior to the completion of plaintiffs' case in chief), the parties reached an agreement in principle for the settlement of the Litigation.

     Plaintiffs specifically represent that the claims asserted in the Litigation were brought in good faith and were believed by the Representative Plaintiffs, their counsel and their consultants and advisers to have a reasonable basis in fact and in the law. Neither the fact of the settlement may or can be used as evidence that the claims were not asserted in good faith or did not have a reasonable basis in fact or in the law.

IV.  DEFENDANTS' STATEMENT AND DENIALS OF WRONGDOING
     AND LIABILITY
     -----------------------------------------------

     The Defendants have denied and continue to deny each and all of the claims and contentions alleged by the Representative Plaintiffs in the Litigation. The Defendants expressly have denied and continue to deny all charges of wrongdoing or liability against them arising out of any of the conduct, statements, acts or omissions alleged, or that could have been alleged, in the Litigation. The Defendants also have denied and continue to deny, inter alia, the allegations
                                                  ----- ----
that the Representative Plaintiffs, the Classes and/or AST have suffered damage, that the prices of AST stock were artificially inflated by reasons of alleged misrepresentations, nondisclosures or otherwise, or that the Representative Plaintiffs or the Classes were harmed by the conduct alleged in the Litigation.

     Nonetheless, the Defendants have concluded that the further conduct of the Litigation would be protracted and expensive and that it is desirable that the Litigation be fully and finally settled in the manner and upon the terms and conditions set forth in this Stipulation in order to limit further exposure, expense, inconvenience and distraction; to dispose of protracted litigation, and to permit the operation of Defendants' business without further expensive litigation and the distraction and diversion of the Defendants' executive personnel with respect to the matters in issue in the Litigation. The Defendants also have taken into account the uncertainty and risks inherent in any litigation, especially in complex cases like this Litigation. The Defendants have, therefore, determined that it is desirable and beneficial to them that the Litigation be settled in the manner and upon the terms and conditions set forth in this Stipulation.

V.   CLAIMS OF THE PLAINTIFFS AND BENEFITS OF SETTLEMENT
     ---------------------------------------------------

     The Plaintiffs believe that the claims asserted in the Litigation have merit. Counsel for the Plaintiffs recognize and acknowledge the expense and length of continued proceedings necessary to prosecute the Litigation against the Defendants through trial and through appeals. Counsel for the Plaintiffs also have taken into account the uncertain outcome and the risk of any litigation, especially in complex actions such as this Litigation, as well as the difficulties and delays inherent in such litigation. Counsel for the Plaintiffs also are mindful of the inherent problems of proof under and possible defenses to the federal securities law violations and pendent claims asserted in the Litigation. Counsel for the Plaintiffs believe that the settlement set forth in the Stipulation confers substantial benefits upon the Settlement Class, each of the Settlement Class Members and upon AST in connection with the claims asserted on its behalf derivatively. Based on their evaluation, counsel for the Plaintiffs have determined that the settlement set forth in the Stipulation is in the best interests of the Plaintiffs and the Settlement Class, each of the Settlement Class Members and the Company.

VI.  TERMS OF STIPULATION AND AGREEMENT OF SETTLEMENT
     ------------------------------------------------

     NOW, THEREFORE, IT IS HEREBY STIPULATED AND AGREED by and among the Class Plaintiffs (for themselves and the Settlement Class Members), by counsel for Clarence Cox derivatively on behalf of AST for the Derivative Claims, and the Defendants, by and through their respective attorneys of record, that, subject to the approval of the Court, the Litigation and the Released Claims (defined below) shall be finally and fully compromised and settled, and the Litigation shall be dismissed on the merits and with prejudice, as to all Settling Parties, upon and subject to the terms and conditions of the Stipulation, as follows:

          1.   Definitions
               -----------
     As used in the Stipulation the following terms have the meanings specified below:

     1.1 "AST" or "the Company" means AST Research, Inc. and all of its predecessors, successors, parents, subsidiaries, divisions and related or affiliated entities.

     1.2 "AST stock" means each and all of the shares of common stock of AST issued at any time.

     1.3 "Authorized Claimant" means any Settlement Class Member whose claim for recovery has been allowed pursuant to the terms of the Stipulation.

     1.4 "Claimant" means any Settlement Class Member who files a Proof of Claim in such form and manner, and within such time, as the Court shall prescribe.

     1.5 "Settlement Class Period" means the separate periods between April 20, 1993, and including March 1, 1994, inclusive, or between June 20, 1994, and August 31, 1994, inclusive.

     1.6 "Defendants" means AST, Bruce C. Edwards, Wai S. Szeto, Safi U. Qureshey, Richard P. Ottaviano, James T. Schraith, Carmelo J. Santoro and James
L. Forquer. Defendants Bruce C. Edwards, Wai S. Szeto, Safi U. Qureshey, Richard P. Ottaviano, James T. Schraith, Carmelo J. Santoro and James L. Forquer are referred to as the "Individual Defendants".

     1.7 "Effective Date" means the first date by which all of the events and conditions specified in (P) 8.1 of the Stipulation have been met and have occurred.

     1.8 "Escrow Agent" means Eugene Mikolajczyk and Mark C. Rifkin or their successors.

     1.9 "Final" means: (i) The date of final affirmance on an appeal, the expiration of the time for a petition for a writ of certiorari and, if certiorari be granted, the date of final affirmance following review pursuant to that grant; or (ii) the date of final dismissal of any appeal or the final dismissal of any proceeding on certiorari; or (iii) if no appeal is filed, the expiration date of the time for the filing or noticing of any appeal from the Court's judgment approving the Stipulation substantially in the form of Exhibit "B" hereto, i.e., thirty (30) days after entry of the Judgment. An appeal or
            ----
petition for a writ of certiorari pertaining solely to any plan of allocation and/or application for attorneys' fees, costs or expenses, shall not in any way delay or preclude the Judgment from becoming Final.

     1.10 "Judgment" means the judgment to be rendered by the Court, substantially in the form attached hereto as Exhibit "B."

     1.11 "Person" means an individual, corporation, partnership, limited partnership, association, joint stock company, estate, legal representative, trust, unincorporated association, government or any political subdivision or agency thereof, and any business or legal entity and their spouses, heirs, predecessors, successors, representatives, or assignees.

     1.12 "Plaintiffs' Lead Counsel" means the following counsel for Representative Plaintiffs in the Class Action: Kevin M. Prongay, Esquire, Prongay & Mikolajczyk, 881 Alma Real Drive, Suite 211, Pacific Palisades, CA 90272, Telephone: (310) 573-3600; and Mark C. Rifkin, Esquire, Greenfield & Rifkin, 344 W. Lancaster Avenue, Haverford, PA 19041, Telephone: (610) 649-3900.

     1.13 "Plan of Allocation" means a plan or formula of allocation of the Settlement Fund which shall be described in the "Notice of Settlement of Class Action" to be sent to Settlement Class Members in connection with the Settlement whereby the Settlement Fund shall be distributed to Authorized Claimants after payment of expenses of notice and administration of the Settlement, any taxes, penalties or interest or tax preparation fees owed by the Settlement Fund, and such attorneys' fees, costs, expenses and interest as may be awarded by the Court. Any Plan of Allocation is not part of the Stipulation.

     1.14 "Related Parties" means each of a Person's past or present directors, officers, employees, partners, principals, agents, underwriters, controlling shareholders, issuers, insurers, co-insurers, reinsurers, attorneys, accountants, auditors, advisors, consultants, expert witnesses, personal representatives, predecessors, successors, parents, subsidiaries, divisions, assigns, spouses, heirs, associates, related or affiliated entities or any members of their immediate families.

     1.15 "Released Claims" means and includes any and all claims (including "Unknown Claims" as defined in (P) 1.22 hereof), demands, rights, liabilities, and causes of action of every nature and description whatsoever, known or unknown, asserted or that might have been asserted, including, without limitation, claims for negligence, gross negligence, breach of duty of care and/or breach of duty of loyalty, fraud, breach of fiduciary duty, or violations of any state or federal statutes, rules or regulations, by the Settlement Class Members, any present AST shareholder, or any of them, against the Defendants or any of their Related Parties based upon, related to, or in connection with the purchase and/or ownership of AST stock by the Settlement Class Members during the Settlement Class Period and/or present AST shareholders and based on the facts, transactions, events, occurrences, acts, statements, omissions or failures to act, which were or could have been alleged in the Litigation.

     1.16 "Released Persons" means each and all of the Defendants and their Related Parties.

     1.17 "Representative Plaintiffs" means class representatives Frank E. Marschall, Saul Jones, Lisa Brenner and Steven Kornfeld, and, in the case of the Derivative Claims, Clarence Cox.

     1.18 "Settlement Class" means the Class as previously certified by the Court pursuant to Orders filed November 10, 1994, and December 21, 1994, as follows:

     All persons who purchased or otherwise acquired the common stock of AST Research, Inc. between April 20, 1993 and March 1, 1994, inclusive, with a subclass, for purposes of Plaintiffs claims under Cal.Corp. Code (S)(S) 25400 and 25500, defined as all persons who purchased or otherwise acquired the common stock of AST Research, Inc. in the State of California; excluding from the class and subclass the defendants named in the action, and any entity in which any defendant named in the action has a controlling interest.

                                       or

     All persons who purchased or otherwise acquired the common stock of AST Research, Inc. between June 20, 1994 and August 31, 1994, inclusive, with the exception of the defendants named in the action, the members of the immediate family of each defendant named in the action, and any entity in which any defendant named in the action has a controlling interest.


and excluding therefrom all persons who have timely and validly requested exclusion from the Class pursuant to the Pendency Notice sent pursuant to the Court's approval.

     1.19 "Settlement Class Member" or "Member of the Settlement Class" means a Person who falls within the definition of the Settlement Class as set forth in
(P) 1.18 of the Stipulation.

     1.20 "Settlement Fund" means: the total principal amount of Twelve
Million, Five Hundred Thousand Dollars ($12,500,000.00) plus any and all accrued interest, in cash to be paid pursuant to (P) 2.1 of the Stipulation and delivered by wire transfer to the Escrow Agent pursuant to the terms set forth in (P) 2.1 of the Stipulation. In connection therewith, AST will be entitled to receive from or on behalf of the Individual Defendants the sum of Two Million Dollars ($2,000,000.00) in settlement of the Derivative Claims. AST, in turn, will contribute all of the Two Million Dollars ($2,000,000.00) as part of the total Settlement Fund in settlement of the Class Actions and for the benefit of the Settlement Class; provided that such contribution by AST shall be reduced by any additional amount of attorneys fees or costs that AST is required by the Court to pay directly to counsel for Representative Derivative Plaintiff Clarence Cox in settlement of the Derivative Claims. Counsel for Clarence Cox represents that it intends to file no petition or request for separate fees or costs.

     1.21 "Settling Parties" means, collectively, each of the Defendants and the Representative Class Plaintiffs on behalf of themselves and the members of the Settlement Class and Representative Derivative Plaintiff Clarence Cox derivatively on behalf of AST.

     1.22 "Unknown Claims" means any Released Claims which any Settlement Class Member or present AST shareholder does not know or suspect to exist in his or her favor at the time of the release of the Released Persons which, if known by him or her, might have affected his or her settlement with and release of the Released Persons, or might have affected his or her decision not to object to this settlement. With respect to any and all Released Claims, the Settling Parties stipulate and agree that, upon the Effective Date, each of the Settlement Class Members and present AST shareholders shall be deemed to, and by operation of the Judgment shall, waive and relinquish, to the fullest extent permitted by law, the provisions, rights, and benefits of (S) 1542 of the California Civil Code, which provides:

     A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.

Each of the Settlement Class Members and present AST shareholders shall be deemed to, and upon the Effective Date and by operation of the Judgment shall, also waive any and all provisions, rights and benefits conferred by any law of any state or territory of the United States, or principle of common law, which is similar, comparable or equivalent to (S) 1542 of the California Civil Code. Each of the Settlement Class Members and/or present AST shareholders may hereafter discover facts in addition to or different from those which he or she now knows or believes to be true with respect to the subject matter of the Released Claims, but hereby stipulate and agree that each Settlement Class Member and present AST shareholder does, upon the Effective Date, fully, finally, and forever settle and release any and all Released Claims, known or unknown, suspected or unsuspected, contingent or non-contingent, whether or not concealed or hidden, which now exist, or heretofore have existed upon any theory of law or equity, including, but not limited to, conduct which is negligent, intentional, with or without malice, or a breach of any duty, law or rule, without regard to the subsequent discovery or existence of such different or additional facts.

     1.23 "Settlement Administrator" means Rudolph, Palitz LLP, Certified Public Accountants.

          2.   Transfer And Investment Of The Settlement Fund And Related
               Matters
               ----------------------------------------------------------

     2.1 Except as provided below, from August 21, 1995, until the Settlement Fund is actually transferred to the Escrow Agent, the Settlement Fund shall accrue interest at the rate of five percent (5%) per annum. The transfer of the Settlement Fund to the Escrow Agent shall occur in two installments.

     A. On or before September 15, 1995, One Hundred Fifty Thousand ($150,000.00), plus any and all accrued interest thereon from August 21, 1995, shall be transferred to the Escrow Agent for use as the Notice and Administration Funds pursuant to (P) 3.1 below; and

     B. On or before the date set by the Court for the Final Settlement Hearing in the Order Preliminarily Approving Settlement in the form of Exhibit A attached hereto, the remainder of the Settlement Fund in the amount of Twelve Million Three Hundred Fifty Thousand Dollars ($12,350,000.00), plus any and all accrued interest thereon from August 21, 1995, shall be transferred to the Escrow Agent.

     Both such transfers shall be made by wire-transfer to an account maintained by the Escrow Agent at First Interstate Bank, Los Angeles, California. Should Defendants fail to effect either of the required transfers of the Settlement Fund (and any accrued interest) on the dates required for such transfer(s) the portion(s) of the Settlement Fund not so transferred shall, from the date the transfer(s) was (were) required, accrue interest at the rate of ten percent (10%) per annum until the actual transfer to the Escrow Agent.

     2.2 Defendants warrant that as to any such payment required by or on behalf of them, at the time of such payment they were not insolvent nor did or will the payment required to be made by or on behalf of them render them insolvent within the meaning of and/or for the purposes of United States Bankruptcy Code (S) 547. This warranty is made by each Defendant severally and not by Defendants' counsel.

     2.3 If a case is commenced in respect to any Defendant who has contributed to the Settlement Fund (or on whose behalf a contribution has been made) under Title 11 of the United States Code (Bankruptcy), or a trustee, receiver or conservator is appointed under any similar law, and in the event of the entry of a final order of a court of competent jurisdiction determining the transfer of the Settlement Fund, or any portion thereof, by or on behalf of such Defendant to be a voidable transfer, fraudulent conveyance or similar transaction, then, as to such Defendant only, the releases given and Judgment entered in favor of such Defendant pursuant to this Stipulation shall be null and void.

     2.4 The Escrow Agent shall invest the Settlement Fund deposited pursuant to (P) 2.1 above in instruments backed by the full faith and credit of the United States Government or fully insured by the United States Government or an agency thereof, or certificates of deposit of an FDIC-insured bank with assets of at least $5 billion as of June 30, 1995, and shall reinvest the proceeds of these instruments as they mature in similar instruments at the current market rates.

     2.5 The Escrow Agent shall not disburse the Settlement Fund except as provided in the Stipulation, or by an Order of the Court, or with the written agreement of Lead Counsel for plaintiffs (and also counsel for the Defendants but only until such time as the Judgment becomes Final).

     2.6 Subject to further order and direction by the Court, the Escrow Agent is authorized to execute such transactions on behalf of the Settlement Class Members as are consistent with the terms of the Stipulation and utilize up to $150,000 to be applied to the initial costs of notice and settlement administration. ("Notice and Administration Funds").

     2.7 All funds held by the Escrow Agent shall be deemed and considered to be in custodia legis of the Court, and shall remain subject to the jurisdiction
      -------- -----
of the Court, until such time as such funds shall be distributed pursuant to the Stipulation and/or further order(s) of the Court.

     2.8 (a) The Settling Parties and the Escrow Agent agree to treat the Settlement Fund as being at all times as one or more "qualified settlement funds" within the meaning of Treas. Reg. Section 1.468B-1. In addition, the Escrow Agent and, as required, the Defendants contributing any settlement consideration shall jointly and timely make such appropriate elections as may be necessary or advisable to carry out the provisions of this paragraph 2.8, including the "relation-back election" (as defined in Treas. Reg. Section 1.468B-1) back to the earliest permitted date. Such elections shall be made in compliance with the procedures and requirements contained in such regulations. It shall be the responsibility of the Plaintiffs' Lead Counsel to timely and properly prepare, and deliver the necessary documentation for signature by all necessary parties, and thereunder to cause the appropriate filing to occur.

     (b) For the purposes of Treas. Reg. Section 1.468B, the "administrator" shall be the Escrow Agent. The Plaintiffs' Lead Counsel or their designee shall timely and properly file all informational and other tax returns necessary or advisable with respect to the Settlement Fund (including without limitation the returns described in Treas. Reg. Section 1.468B-2(k)). Such returns (as well as the election described in paragraph 2.8(a)) shall be consistent with this paragraph 2.8 and in all events shall reflect that all taxes (including any estimated taxes, interest or penalties) on the income earned by the Settlement Fund shall be paid out of the Settlement Fund as provided in paragraph 2.8(c) hereof.

     (c) All (a) taxes (including any estimated taxes, interest or penalties) arising with respect to the income earned by the Settlement Fund, including taxes or tax detriments that may be imposed upon Defendants with respect to any income earned by the Settlement Fund for any period during which the Settlement Fund does not qualify as a "qualified settlement fund" for Federal or State income tax purposes ("Taxes"), and (b) expenses and costs incurred in connection with the operation and implementation of this paragraph 2.8 (including, without limitation, expenses of tax attorneys and/or accountants and mailing and distribution costs and expenses relating to filing (or failing to file) the returns described in this paragraph 2.8) ("Tax Expenses"), shall be paid out of the Settlement Fund; in all events the Defendants shall have no liability or responsibility for the Taxes or the Tax Expenses. Further, Taxes and the Tax Expenses shall be treated as, and considered to be, a cost of administration of the Settlement and shall be timely paid by the Escrow Agent out of the Settlement Fund without prior order from the Court and the Escrow Agent shall be obligated (notwithstanding anything herein to the contrary) to withhold from distribution to members of the Settlement Class any funds necessary to pay such amounts (as well as any amounts that may be required to be withheld under Treas. Reg. Section 1.468B-2(1)(2)), and the Defendants are not responsible and shall have no liability therefor. The parties agree to cooperate with the Plaintiffs' Lead Counsel, and each other, and their tax attorneys and accountants to the extent reasonably necessary to carry out the provisions of this paragraph 2.8.

     (d) For the purpose of this paragraph 2.8, references to the Settlement Fund shall include both the Settlement Fund and the Notice and Administration Funds and shall also include any earnings thereon.

     2.9 In the event that the Stipulation is not approved, or is terminated, canceled, or fails to become effective for any reason, the Settlement Fund (including accrued interest) and the remaining funds in the Notice and Administration Funds, if any, (described in (P) 3.1 below), less expenses actually incurred or due and owing in connection with the settlement provided for herein, shall be refunded to Defendants in proportion to their contributions set forth in (P) 2.1 above as described in (P) 8.5 below.

          3.   Notice And Administration Funds
               -------------------------------

     3.1 Upon the payment of the Settlement Fund or a portion thereof to the Escrow Agent, the Escrow Agent shall, without further order of the Court, release to Plaintiffs' Lead Counsel the "Notice and Administration Funds," in the amount up to $150,000.00. The Notice and Administration Funds may be used by Plaintiffs' Lead Counsel to pay costs and expenses incurred in connection with providing notice to the Class, notice to current shareholders of AST common stock, locating members of the Settlement Class, soliciting claims of Settlement Class Members, assisting with the filing of claims, administering and distributing the Settlement Fund to the Members of the Settlement Class, processing Proofs of Claim and Release and paying bank fees and costs, if any. The Notice and Administration Funds may be maintained as part of the Settlement Fund until needed to pay for the foregoing costs and expenses, and may also be invested and earn interest as part of the Settlement Fund as provided for in (P) 2.4 of this Stipulation.

     3.2 On the Effective Date, any balance (including interest) then remaining in the Notice and Administration Funds, less expenses incurred but not yet paid, may be credited as part of the Settlement Fund to be applied as set forth in (P)
6.2 below. Thereafter, subject to the Court's right of review, Plaintiffs' Lead Counsel shall have the right to use such portions of the Settlement Fund as are, in their exercise of reasonable judgment, necessary to carry out the purposes set forth in (P) 3.1.

          4.   Notice Order And Settlement Hearing
               -----------------------------------

     4.1 Promptly after execution of the Stipulation, the Settling Parties shall submit the Stipulation together with its Exhibits to the Court and shall jointly apply for entry of an order (the "Notice Order"), substantially in the form of Exhibit "A" hereto, requesting the preliminary approval of the Settlement set forth in the Stipulation, and approval for the mailing and publication to the Class and to present AST shareholders notices which shall include the general terms of the settlement set forth in the Stipulation, the proposed Plan of Allocation of the Class

Settlement Fund, the general terms of the Fee and Expense Application and the date of the Settlement Hearing. Plaintiffs Lead Counsel shall be responsible for providing notice to the Settlement Class, and, with respect to the Derivative Claims, current shareholders of AST.

     4.2 The Settling Parties shall request that, after notice is given, the Court hold the Settlement Hearing and finally approve the settlement of the Litigation as set forth herein. At or after the Settlement Hearing, Plaintiffs' Lead Counsel also will request that the Court approve the proposed Plan of Allocation of the Settlement Fund, the Fee and Expense Application and Plaintiffs' Petition for Incentive Awards.

     4.3 The Notice Order shall specifically include provisions that, among other things, will:

          (a) Preliminarily approve the Stipulation and the settlement set forth herein as being fair, just, reasonable and adequate to the Settlement Class, to AST and to its present shareholders;

          (b) Approve the forms of Notice of Settlement of Class Action ("Class Notice") (substantially in the form of Exhibit "A-1" hereto) for mailing to members of the Settlement Class, the form of Summary Class Notice for Publication ("Summary Class Notice") (substantially in the form of Exhibit "A-2" hereto) and the Notice of Pendency and Settlement of Derivative Claims ("Derivative Notice") (substantially in the form of Exhibit "A-3" hereto) for mailing to current shareholders of AST.

          (c) Approve the form of Proof of Claim and Release ("Proof of Claim and Release") (substantially in the form of

Exhibit "A-4" hereto) for mailing to members of the Settlement Class;

          (d) Approve the provisions of paragraph 2 hereof concerning the Transfer and Investment of the Settlement Fund and Related Matters and order that the Settlement Fund shall be held in custodia legis of the Court.
                                          -------- -----

          (e) Direct Plaintiffs' Lead Counsel to mail or cause to be mailed by first class mail the Class Notice and the Proof of Claim and Release to those Persons in the Settlement Class who can be identified through reasonable effort, on or before the date to be specified in the Notice Order;

          (f) Direct Plaintiffs' Lead Counsel to cause to be published once in the national edition of The Wall Street Journal the Summary Class Notice;
                        -----------------------

          (g) Direct Representative Plaintiffs' to mail or cause to be mailed by first class mail the Derivative Notice to all current shareholders of AST who can be identified through reasonable effort, on or before the date specified in the Notice Order.

          (h) Direct that nominees who purchased AST Stock during the Settlement Class Period either (i) send the Class Notice and Proof of Claim and Release form to all beneficial owners of such AST Stock within ten (10) days after receipt of the Notice or (ii) send a list of the names and addresses of such beneficial owners to the Settlement Administrator within ten (10) days of receipt of the Class Notice and, in the event of the latter, direct the Settlement Administrator to send the Class Notice and Proof of Claim and Release Form to all beneficial owners identified by the nominee within ten (10) days after receipt of the list from the nominee, and advise such nominees that they will be reimbursed from the Notice and Administration Fund for reasonable costs of such notice;

          (i) Direct that nominees who own AST stock on behalf of current owners either (i) send the Derivative Notice to all beneficial current owners of such AST stock within ten (10) days after receipt of the Derivative Notice or
(ii) send a list of the names and addresses of such beneficial owners to the Settlement Administrator within ten (10) days of receipt of the Derivative Notice and, in the event of the latter, direct the Settlement Administrator to send the Derivative Notice to all beneficial current owners identified by the nominee within ten (10) days after receipt of the list from the nominee, and advise such nominees that they will be reimbursed for reasonable costs of such notice;

          (j) Provide that Settlement Class Members who wish to participate in the settlement provided for in this Stipulation shall complete and file a Proof of Claim and Release form pursuant to the instructions contained therein;

          (k)  Find that the notice given pursuant to subparagraphs (c), through
(j), above, constitutes the best notice practicable under the circumstances, including individual notice to all Persons in the Settlement Class and to present AST shareholders who can be identified upon reasonable effort, and constitutes valid, due and sufficient notice to all Persons in the Settlement Class and to present AST shareholders, complying fully with the requirements of Rule 23 of the Federal Rules of

Civil Procedure, the Constitution of the United States, and any other applicable law;

          (l) Schedule a hearing or hearings (the "Settlement Hearing") to be held by the Court to consider and determine whether the proposed settlement of the Litigation as contained in the Stipulation should be approved as fair, reasonable and adequate and whether the Judgment approving the settlement should be entered;

          (m) Provide that at or after the Settlement Hearing, the Court shall determine whether the proposed Plan of Allocation should be approved;

          (n) Provide that at or after the Settlement Hearing, the Court shall determine and enter an order regarding whether and in what amount attorneys' fees (plus accrued interest) and reimbursement of expenses (plus accrued interest) should be awarded to Plaintiffs' Lead Counsel;

          (o) Provide that pending final determination of whether the settlement contained in the Stipulation should be approved, neither the Plaintiffs, nor any Settlement Class Member, and/or present shareholder of AST, either directly, representatively, or in any other capacity shall commence or prosecute any action or proceeding in any court or tribunal asserting any of the Released Claims against the Defendants;

          (p) Provide that any objections to (i) the proposed settlement contained in the Stipulation; (ii) entry of the Judgment approving the settlement; (iii) the proposed Plan of Allocation; or (iv) The Fee and Expense Application and Petition for Incentive Awards to Plaintiffs shall be heard and any papers submitted in support of said objections shall be received and considered by the Court at the Settlement Hearing only if, on or before a date to be specified in the Notice Order, Persons making objections shall file and serve on all parties notice of their intention to appear (which shall set forth each objection and the basis therefor) and copies of any papers in support of their position as set forth in the Notice Order;

          (q) Provide that, upon the occurrence of the Effective Date, all Settlement Class Members whether or not they file a Proof of Claim and Release within the time provided for and present AST shareholders shall be enjoined and barred from asserting any Released Claims against any of the Defendants and any such Settlement Class Member and/or present AST shareholder shall conclusively be deemed to have released any and all such Released Claims as against all of the Defendants; and

          (r) Provide that the Settlement Hearing may, from time to time and without further notice to the Class, be continued or adjourned by Order of the Court.

          5.   Releases
               --------

     5.1 Upon the Effective Date, as defined in (P) 1.7, each of the Settlement Class Members, present shareholders of AST and AST shall hereby be deemed to have, and by operation of the Judgment shall have, fully, finally, and forever released, relinquished and discharged all Released Claims against each and all of the Defendants and each and all of their Related Parties and all claims arising out of, relating to, or in connection with the defense or resolution of the Litigation (including, without limitation, claims for defamation), including the allocation of contribution to the Settlement among the Defendants, whether or not such Settlement Class Member executes and delivers the Proof of Claim and Release.

     5.2 Upon the Effective Date, as defined in (P) 1.7, each of the Released Persons shall hereby be deemed to have, and by operation of the Judgment shall have, fully, finally, and forever released, relinquished and discharged each and all of the Representative Plaintiffs, Settlement Class Members, present shareholders of AST, counsel to the Representative Plaintiffs and each of the foregoing persons' Related Parties from all claims (including "Unknown Claims" as defined in this paragraph), arising out of, relating to, or in connection with the institution, prosecution, assertion or resolution of the Litigation or the Released Claims (including, without limitation, claims for defamation). As used in this paragraph, "Unknown Claims" means any claims which any Released Person does not know or suspect to exist in his or her favor against the Representative Plaintiffs, Settlement Class Members, present shareholders of AST, counsel to the Representative Plaintiffs and each of the foregoing persons' Related Parties at the time of the release which, if known by him, her or it, might have affected his, her or its settlement with and release of the foregoing Persons, or might have affected his, her or its decision to enter into this settlement. With respect to any and all such claims, the Released Persons and their Related Parties stipulate and agree that, upon the Effective Date, each of the Released Persons shall be deemed to, and by operation of the Judgment shall, waive and relinquish, to the fullest extent permitted by law, the provisions, rights, and benefits of (S) 1542 of the California Civil Code, which provides:

     A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.

Each of the Released Persons shall be deemed to, and upon the Effective Date and by operation of the Judgment shall, also waive any and all provisions, rights and benefits conferred by any law of any state or territory of the United States, or principle of common law, which is similar, comparable or equivalent to (S) 1542 of the California Civil Code. Each of the Released Persons may hereafter discover facts in addition to or different from those which he or she now knows or believes to be true with respect to the subject matter of the released claims against the Representative Plaintiffs, Settlement Class Members, present shareholders of AST, counsel to the Representative Plaintiffs and each of the foregoing persons' Related Parties, but hereby stipulate and agree that each Released Person does, upon the Effective Date, fully, finally, and forever settle and release any and all such claims, known or unknown, suspected or unsuspected, contingent or non-contingent, whether or not concealed or hidden, which now exist, or heretofore have existed upon any theory of law or equity, including, but not limited to, conduct which is negligent, intentional, with or without malice, or a breach of any duty, law or rule, without regard to the subsequent discovery or existence of such different or additional facts. Plaintiffs and their counsel will not assist or cooperate in the prosecution of any Released Claims that may be asserted by any person or entity in the future except as required by law.

     5.3 Upon the Effective Date, as defined in paragraph 1.7, each of the Defendants shall fully, finally and forever release, relinquish and discharge each other, and any other Person by reason of any rights of subrogation, from any claims arising out of the Released Claims.

     5.4 Only those Settlement Class Members filing valid and timely Proofs of Claim and Release shall be entitled to participate in the settlement and receive any distributions from the Settlement Fund. The releases to be executed by the Settlement Class Members shall release all Released Claims against the Defendants, and any of their Related Parties and shall be substantially in the form contained in Exhibit "A-4" hereto.

          6. Administration And Calculation Of Claims, Final Awards And Supervision And Distribution Of Settlement Fund
               ----------------------------------------------------------

     6.1 Plaintiffs' Lead Counsel, or their authorized agents, acting on behalf of the Settlement Class, and subject to the supervision, direction and approval of the Court, shall administer and calculate the claims submitted by Settlement Class Members and shall oversee distribution of that portion of the Settlement Fund that is finally awarded by the Court to the Settlement Class Members.

     6.2 On and after the Effective Date (except as provided in and subject to the provisions of (P) 7.3), the Settlement Fund shall be applied as follows:

          (a) To pay counsel to Plaintiffs' Lead Counsel attorneys' fees, expenses and costs, with interest thereon (the "Fee and Expense Award"), if and to the extent allowed by the Court, to be divided among such counsel as they may determine;

          (b) To pay all unpaid costs and expenses reasonably and actually incurred in connection with providing notice to the Settlement Class, locating Settlement Class members, soliciting claims, assisting with the filing of claims, administering and distributing the Settlement Fund to the Settlement Class, processing Proofs of Claim and Release and paying bank fees and costs, if any;

          (c) To pay the reasonable costs incurred in the preparation of any tax returns required to be filed on behalf of the Settlement Fund as well as the taxes (and any interest and penalties determined to be due thereon) owed by reason of the interest earned on the Settlement Fund; and

          (d) To distribute the remaining portion to Authorized Claimants as allowed by the Stipulation or the Court.

     6.3 After the Effective Date and subject to such further approval and further order(s) of the Court as may be required, the balance of the Settlement Fund not previously allocated (the "Net Settlement Fund") shall be distributed to Settlement Class Members who submit valid, timely filed Proofs of Claim and Release ("Authorized Claimants"), subject to and in accordance with the following:

          (a) Within ninety (90) days after the mailing of the Notice or such other time as may be set by the Court, each Person claiming to be an Authorized Claimant shall be required to submit to the Settlement Administrator a separate completed Proof of Claim and Release as attached to the Notice and substantially in the form of Exhibit "A-4" hereto, signed under penalty of perjury and supported by such documents as specified in the Proof of Claim and Release and as are reasonably available to the Authorized Claimant.

          (b) Except as otherwise ordered by the Court, all Settlement Class Members who fail to timely submit a Proof of Claim and Release within such period, or such other period as may be ordered by the Court, shall be forever barred from receiving any payments pursuant to the Stipulation and the settlement set forth herein, but will in all other respects be subject to and bound by the provisions of the Stipulation, the settlement and releases contained herein, and the Judgment.

          (c) The Settlement Fund shall be distributed to the Authorized Claimants in accordance with a Plan of Allocation to be described in the Notice mailed to Class Members. The proposed Plan of Allocation shall not be a part of the Stipulation.

     6.4 Upon the transfer of the Settlement Fund (plus any accrued interest) to the Escrow Agent pursuant to paragraph 2.1., Defendants are released from any and all liability and claims arising from or with respect to the investment or distribution of the Settlement Fund, except that Defendants have the right to request copies (at their expense) of, and to challenge, any and all claims submitted by any Settlement Class Member. Notwithstanding the foregoing, this is not a claims made settlement, and neither Defendants nor any of their Related Parties shall have any right to any return of any portion of the

Settlement Fund (except under the conditions set forth in (P)(P) 8.5-8.8).

     6.5 No Person shall have any claim against Plaintiffs' counsel, the Settlement Administrator or any claims administrator, or other agent designated by Plaintiffs' Lead Counsel, or the Released Persons and their Related Parties based on the distributions made substantially in accordance with the Stipulation and the settlement contained herein the Plan of Allocation or further orders of the Court.

     6.6 It is understood and agreed by the Settling Parties that any proposed Plan of Allocation of the Net Settlement Fund is not a part of the Stipulation and any order or proceedings relating to the Plan of Allocation shall not operate to terminate or cancel the Stipulation or affect the finality of the Court's Judgment approving the Stipulation and the settlement set forth herein, or any other orders entered pursuant to the Stipulation.

          7.   Plaintiffs' Counsel's Attorneys' Fees And Reimbursement Of
               Expenses
               -----------------------------------------------------------

     7.1 The Plaintiffs or their counsel may submit an application or applications (the "Fee and Expense Application") for distributions to them from the Settlement Fund for: (i) an award of attorneys' fees in an amount equal to up to forty percent (40%) of the Settlement Fund; and (ii) reimbursement of all expenses and costs, including the fees of any experts or consultants incurred in connection with prosecuting the Litigation, plus interest on such attorneys' fees, costs and expenses at the same rate and for the same periods as earned by the Settlement Fund, as may be awarded by the Court. Plaintiffs' counsel reserve the right to make additional applications for fees and expenses incurred.

     7.2 Nothing in the Stipulation shall be construed to provide Defendants or their insurers with standing to challenge or question any Fee and Expense Application by Plaintiffs' counsel, or any Fee and Expense Award to Plaintiffs' counsel, or any Incentive Award to Plaintiffs, or to their experts or consultants or any award to the Plaintiffs, and Defendants agree not to challenge, oppose or comment upon Plaintiffs' counsels' Fee and Expenses Application in this Litigation consistent with the provisions of this Stipulation or the Plaintiffs' petition for incentive awards. Further, neither Defendants nor their insurers shall have any right to take a position in this Litigation with respect to the ultimate disposition of funds which shall remain in the Settlement Fund pursuant to the Plan of Allocation or otherwise, except for the right to challenge claims submitted by Settlement Class Members as set forth in (P) 6.4.

     7.3 The attorneys' fees, expenses and costs (and accrued interest), including the fees of experts and consultants, as awarded by the Court, shall be transferred by wire-transfer to Plaintiffs' Lead Counsel from the Settlement Fund, within three (3) business days after the Court enters the Final Judgment in the form of Exhibit B attached hereto. Plaintiffs' Lead Counsel shall distribute such attorneys' fees among Plaintiffs' counsel of record at their discretion upon the agreement of Plaintiffs' Lead Counsel.

     7.4 The procedure for and the allowance or disallowance by the Court of any applications by any of the counsel to the

Plaintiffs for attorneys' fees, costs and expenses (and accrued interest), including the fees of experts and consultants, to be paid out of the Settlement Fund, are not part of the Settlement set forth in the Stipulation, and are to be considered by the Court separately from the Court's consideration of the fairness, reasonableness and adequacy of the Settlement set forth in the Stipulation, and any order or proceedings relating to the Fee and Expense Application, or Petition for Incentive Awards, or any appeal from any order relating thereto, shall not operate to terminate or cancel the Stipulation, or affect or delay the finality of the Judgment approving the Stipulation and the settlement of the Litigation set forth herein.

          8. Conditions Of Settlement, Effect Of Disapproval, Cancellation Or Termination
               ----------------------------------------------------------------


     8.1 Subject to the provisions of (P)8.3 below, the Effective Date of the Stipulation shall be conditioned on the occurrence of all of the following events:

          (a) The Defendants shall have timely transferred or caused to be timely transferred the Settlement Fund to the Escrow Agent as required by (P) 2.1, above;

          (b) The Court has entered the Notice Order, as required by (P)4.3, above;

          (c) The Court has entered the Judgment, or a judgment substantially in the form of Exhibit "B"; and

          (d)  The Judgment has become Final, as defined in (P) 1.9, above.

     8.2 Upon the occurrence of all of the events referenced in (P) 8.1 above, any and all interest or right of the Defendants and their insurers to the Settlement Fund shall be absolutely and forever extinguished.

     8.3 Neither a modification nor reversal on appeal of any Plan of Allocation or of any amount of attorneys' fees, costs, expenses and interest awarded by the Court to any of the Plaintiffs' or their counsel shall constitute grounds for cancellation and termination of the Stipulation.

     8.4 If all of the conditions specified in (P) 8.1 are not met, then the Stipulation shall be cancelled and terminated unless Plaintiffs' Lead Counsel and counsel for Defendants mutually agree in writing to proceed with the Stipulation.

     8.5 Unless otherwise ordered by the Court, in the event the Stipulation shall terminate, or be cancelled, or shall not become effective or the Effective Date does not occur for any reason, within five (5) business days after written notification of such event is sent by counsel for Defendants or Plaintiffs' Lead Counsel to the Escrow Agent, the Settlement Fund (including accrued interest), plus any amount then remaining as part of the Notice and Administration Funds (less expenses and any costs which have either been disbursed pursuant to (P)
3.1 hereto, or are determined to be chargeable to the Notice and Administration Funds), shall be refunded by the Escrow Agent pursuant to written instructions from Defendants or their counsel.

     8.6 In the event that the Stipulation is not approved by the Court or the Settlement set forth in the Stipulation is terminated or fails to become effective in accordance with its terms or for any reason the Effective Date does not occur, the Settling Parties shall be restored to their respective positions in the Litigation as of August 16, 1995, to the extent feasible. In such event, the terms and provisions of the Stipulation, with the exception of (P)(P) 8.4-
8.7 herein, shall have no further force and effect with respect to the Settling Parties and shall not be used in this Litigation or in any other proceeding for any purpose, except as provided for in (P)(P) 8.4-8.7; and any Judgment entered by the Court in accordance with the terms of the Stipulation shall be treated as vacated, nunc pro tunc. No order of the Court or modification or reversal on
         ---- --- ----
appeal of any order of the Court concerning the Plan of Allocation or the amount of any attorneys' fees, costs, expenses and interest awarded by the Court to the Plaintiffs or any of their counsel shall constitute grounds for cancellation or termination of the Stipulation.

     8.7 If the Effective Date does not occur, or if the Stipulation is terminated pursuant to its terms, neither the Plaintiffs nor any of their counsel shall have any obligation to repay any amounts actually and properly disbursed from the Notice and Administration Funds. In addition, any expenses already incurred and properly chargeable to the Notice and Administration Funds pursuant to (P) 3.1 hereof at the time of such termination or cancellation but which have not been paid, shall be paid by the Escrow Agent in accordance with the terms of the Stipulation prior to the balance being refunded in accordance with (P) 8.5 above.

          9.   Miscellaneous Provisions
               ------------------------

     9.1 The Settling Parties (a) acknowledge that it is their intent to consummate this agreement; and (b) agree to cooperate to the extent necessary to effectuate and implement all terms and conditions of the Stipulation and to exercise their best efforts to accomplish the foregoing terms and conditions of the Stipulation.

       9.2 Neither the Stipulation nor the settlement, nor any act performed or document executed pursuant to or in furtherance of the Stipulation or the settlement: (i) is or may be deemed to be or may be used as an admission of, or evidence of, any wrongdoing or liability of the Defendants; or (ii) is or may be deemed to be or may be used as an admission of, or evidence of, any fault or omission of any of the Defendants in any civil, criminal or administrative proceeding in any court, administrative agency or other tribunal. However, the Stipulation and Settlement may be used in such proceedings as may be necessary to consummate or enforce the Stipulation, the settlement or the Judgment, and Defendants may file the Stipulation and/or the Judgment in any action that may be brought against them in order to support a defense or counterclaim based on principles of res judicata, collateral estoppel, release, good faith settlement,
              --- --------
judgment bar or reduction or any other theory of claim preclusion or issue preclusion or similar defense or counterclaim. The Defendants have denied and continue to deny each and all of the claims alleged in the Litigation.

       9.3 The Plaintiffs, and each of them, and on behalf of all persons engaged by them to assist them in the prosecution of the Litigation, including, but not limited to, their counsel, attorneys, experts, advisers, consultants, accountants, and agents, agree, to the extent permitted by law, that all agreements made during the course of the Litigation relating to the confidentiality of documents and information shall survive this Settlement. Upon the Effective Date of the Settlement, all documents produced in discovery to plaintiffs may, at AST's option, be returned to it at its expense, or disposed of by plaintiffs' counsel by commercial means as provided in the Stipulation and Order Providing for the Protection of Confidential Information filed June 8, 1994.

     9.4 All of the Exhibits to the Stipulation are material and integral parts hereof and are fully incorporated herein by this reference.

     9.5 The Stipulation may be amended or modified only by a written instrument signed by or on behalf of all Settling Parties or their successors-in-interest.

     9.6 The Stipulation and the Exhibits attached hereto constitute the entire agreement among the parties hereto and no representations, warranties or inducements have been made to any party concerning the Stipulation or its Exhibits other than the representations, warranties and covenants contained and memorialized in such documents. Except as otherwise provided herein, each party shall bear its own costs.

     9.7 Plaintiffs' Lead Counsel, on behalf of the Settlement Class, and counsel for Clarence Cox who asserted the Derivative Claims are expressly authorized to take all appropriate action required or permitted to be taken pursuant to the Stipulation to effectuate its terms, and also are expressly authorized to enter into any modifications or amendments to the Stipulation on behalf of the Settlement Class and AST shareholders which they deem appropriate but only as to the subject matter of this Litigation.

     9.8 Each counsel or other Person executing the Stipulation or any of its Exhibits on behalf of any party hereto hereby warrants that such person has the full authority to do so.

     9.9 The Stipulation may be executed in one or more original or telecopied counterparts. All executed counterparts and each of them shall be deemed to be one and the same instrument. Counsel for the parties to the Stipulation shall exchange among themselves original signed or telecopied counterparts and a complete set of original or telecopied executed counterparts shall be filed with the Court.

     9.10 The Stipulation shall be binding upon, and inure to the benefit of, the successors and assigns of the parties hereto.

     9.11 The Court shall retain jurisdiction with respect to implementation and enforcement of the terms of the Stipulation, and all parties hereto submit to the jurisdiction of the Court for purposes of implementing and enforcing the settlement embodied in the Stipulation.

     9.12 The Stipulation and the Exhibits hereto shall be considered to have been negotiated, executed and delivered, and to be wholly performed, in the State of California, and the rights and obligations of the parties to the Stipulation shall be construed and enforced in accordance with, and governed by, the internal, substantive laws of the State of California without giving effect to that State's choice of law principles.
///
///
///
///

     IN WITNESS WHEREOF, the parties hereto have caused the Stipulation to be executed, by their duly authorized attorneys, as of August 16, 1995.

DATED:  August 28, 1995     PRONGAY & MIKOLAJCZYK
                            KEVIN M. PRONGAY
                            EUGENE MIKOLAJCZYK


                        By:  __________________________
                                 Kevin M. Prongay

                            881 Alma Real Drive, Suite 211
                            Pacific Palisades, CA  90272
                            Telephone: (310) 573-3600

                            GREENFIELD & RIFKIN
                            MARK C. RIFKIN



                      By:  ________________________
                               Mark C. Rifkin

                            344 W. Lancaster Avenue
                            Haverford, PA  19041
                            Telephone: (610) 649-3900

                            Co-Lead Counsel for Class
                            Plaintiffs

                            CAPPELLO & McCANN
                            A. BARRY CAPPELLO
                            J. PAUL GIGNAC
                            831 State Street
                            Santa Barbara, CA  93101
                            Telephone: (805) 564-2444

                           LAW OFFICES OF ZACHARY ALAN STARR
                           ZACHARY ALAN STARR
                           275 Madison Avenue, 35th Floor
                           New York, NY  10016
                           Telephone: (212) 808-5535

                           Attorneys for Class Plaintiffs

                           BURT & PUCILLO
                           C. OLIVER BURT, III
                           MICHAEL PUCILLO



                      By:  ________________________
                               Michael Pucillo

                           Esperante, Suite 960
                           222 Lakeview Avenue
                           West Palm Beach, Florida  33401
                           Telephone:  (407) 835-9400

                           Attorneys for Derivative Plaintiff
                           Clarence cox

                           O'MELVENY & MYERS
                           ROBERT C. VANDERET



                      By:  ________________________
                             Robert C. Vanderet

                           400 South Hope Street
                           Suite 1050
                           Los Angeles, California  90071
                           Telephone:  (213) 669-6000

                           Attorneys for Defendants
                           AST Research, Inc., Bruce C.
                           Edwards, Wai S. Szeto, Safi U.
                           Qureshey, Richard P. Ottaviano,
                           James T. Schraith, Carmelo J.
                           Santoro and James L. Forquer.

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